Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Wayne Mackie	Jim Buckley
Vice President, Chief Financial Officer	Executive Vice President
CRA International	Sharon Merrill Associates, Inc
617-425-3740	617-542-5300

CRA INTERNATIONAL REPORTS 25% REVENUE INCREASE
AND 23% GROWTH IN NET INCOME FOR FISCAL 2006 SECOND QUARTER

Results Driven by Growth Across Practice Areas and Geographies

BOSTON, June 8, 2006 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its fiscal second quarter ended May 12, 2006.

Revenue for the second quarter of fiscal 2006 increased 25 percent to $84.0 million from $67.4 million for the second quarter of fiscal 2005.  Net income for the second quarter of fiscal 2006 was $6.7 million, or $0.55 per diluted share, compared with $5.5 million, or $0.49 per diluted share, in the comparable period last year.  Weighted average diluted shares outstanding used to calculate earnings per share in the second quarter of fiscal 2006 were 12.2 million, versus 11.2 million in the second quarter of fiscal 2005.

In fiscal 2006, CRA has begun to expense stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R (“123R”).  Included in the Company’s second quarter of 2006 net income and diluted earnings per share amounts were approximately $900,000 and $0.07 per share, respectively, of stock-based compensation.

Comments on the Second Quarter

“Our second-quarter results reflect the diversity of our business model as we saw steady contributions across the majority of our geographies and practice areas, and achieved utilization of 80 percent,” said James C. Burrows, CRA International’s president and chief executive officer.  “We experienced double digit percentage growth in most of our practice areas and major geographies.  Our overall performance in the quarter demonstrates the success of our growth strategy to aggressively pursue new markets, both operationally and geographically.  We support this internally generated growth with acquisitions that complement or expand our practice areas, such as our recent acquisition of The Ballentine Barbera Group (“BBG”) that substantially broadened our transfer pricing practice.”

“During the second quarter, our international operations were a strong contributor to growth, accounting for 22 percent of total revenue,” Burrows said.  “Our London office performed particularly well as we benefited from a considerable increase in work in the Middle East.  We continue to see opportunities for major contract awards in that region going forward.  We also made the decision during the second quarter to close our Mexico office, which had become an unprofitable operation.  This resulted in approximately $600,000 in second-quarter closure and severance costs, which was largely offset by a tax benefit from the office closing that reduced our second-quarter corporate tax rate from 42 to 39 percent.”

Outlook and Financial Guidance

“Our NeuCo subsidiary recently announced that it had completed the acquisition of Pegasus Technologies,” Burrows said. “As a result of that transaction, CRA is no longer the majority owner of NeuCo - now owning approximately 36 percent, and will not be consolidating NeuCo’s full results in its financial statements going forward.  In addition, the transaction included a portion of the purchase price being allocated to the settlement of outstanding patent litigation between NeuCo and Pegasus.  Primarily as a result of the litigation settlement, CRA anticipates that its minority interest in NeuCo will result in a reduction of approximately $500,000 in CRA’s net income over the balance of fiscal 2006.”

“As we enter the second half of fiscal 2006, we continue to see strong demand for our specialized legal and business consulting services,” Burrows concluded.  “Based on these trends and current market conditions, we anticipate continued growth across the majority of our practice areas.  We believe the addition of BBG should approximately offset the impact of the loss of consolidated NeuCo revenue and net income within our financial statements.  As a result of these factors, we are reaffirming our previously provided fiscal 2006 outlook and financial guidance.”

The Company continues to anticipate revenue growth for fiscal 2006 in the range of 18-20 percent.  In fiscal 2006, CRA expects a 29-30 cents-per-share impact from stock-based compensation.  CRA anticipates net income for the full year of $26.5 million to $27.5 million, or $2.18 to $2.27 per diluted share, including the impact of stock-based compensation.

Fiscal 2006 EPS assumes an average diluted share count of 12.2 million shares for the year and assumes a stock price of $44.81 for the remainder of the year, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause earnings per share to vary based on share dilution from CRA’s stock options and convertible bonds. The net income and EPS estimates for the remainder of fiscal 2006 are based on an effective tax rate for the year of approximately 42-43 percent.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 11:00 a.m. ET to discuss its second-quarter fiscal 2006 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s second-quarter fiscal 2006 conference call also can be heard live by dialing (913) 981-5545 or (800) 289-0726 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials:  deep vertical experience in a variety of industries;  broad horizontal expertise in a range of functional disciplines;  and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management's current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company's effective tax rate, share dilution from the Company's convertible debt offering, the impact of the adoption of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company's business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

Exhibit 99.1

CRA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-four Weeks Ended	Twenty-four Weeks Ended
	May 12,	May 13,	May 12,	May 13,
	2006	2005	2006	2005

Revenues	$84,046	$67,435	$156,567	$129,159
Costs of services	53,373	40,120	98,365	77,032
Gross profit	30,673	27,315	58,202	52,127

Selling, general and administrative	20,042	16,901	38,121	32,718
Income from operations	10,631	10,414	20,081	19,409

Interest and other income (expense), net	257	(596)	525	(1,136)
Income before provision for income taxes
and minority interest	10,888	9,818	20,606	18,273
Provision for income taxes	(4,246)	(4,320)	(8,357)	(8,294)
Income before minority interest	6,642	5,498	12,249	9,979
Minority interest	104	(9)	141	129
Net income	$6,746	$5,489	$12,390	$10,108

Net income per share:
Basic	$0.60	$0.55	$1.10	$1.01
Diluted	$0.55	$0.49	$1.02	$0.92

Weighted average number of shares outstanding:
Basic	11,328	10,035	11,296	9,990
Diluted	12,237	11,236	12,177	11,017

CRA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 12,	November 26,
	2006	2005

Assets
Cash and cash equivalents	$112,947	$115,203
Accounts receivable and unbilled, net	104,090	92,842
Other current assets	16,991	18,940
Total current assets	234,028	226,985

Property and equipment, net	25,441	25,892
Goodwill and intangible assets, net	125,040	122,518
Other assets	12,901	12,150
Total assets	$397,410	$387,545

Liabilities and stockholders’ equity
Current liabilities	$67,510	$78,603
Long-term liabilities	101,237	104,322
Total liabilities	168,747	182,925

Total shareholders’ equity	228,663	204,620
Total liabilities and shareholders’ equity	$397,410	$387,545